Exhibit 10.6

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is entered into between NexTier Oilfield Solutions Inc. f/k/a Keane Group, Inc. (“Employer”) and Robert Drummond (“Employee,” together with Employer, the “Parties”). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Employment Agreement (as defined below).

WHEREAS, Employee and Employer entered into that certain Amended and Restated Employment Agreement, dated as of July 12, 2019 (the “Employment Agreement”);

WHEREAS, Employee’s employment with Employer terminated effective as of September 1, 2023 (the “Termination Date”); and

WHEREAS, the Parties wish for Employee to receive certain separation payments and benefits, which payments and benefits are conditioned upon Employee’s entry into this Agreement and non-revocation of such entry in the time provided to do so and Employee’s compliance with certain continuing obligations under the Employment Agreement.

NOW, THEREFORE, in consideration of the covenants, promises, and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.

Termination Date. The Parties acknowledge and agree that Employee’s employment with Employer and any other Releasee ended as of the Termination Date. The Parties further acknowledge and agree that, as of the Termination Date, Employee resigned (a) as an officer of each affiliate of Employer, as applicable and (b) from the board of directors (or similar governing body) of each of Employer’s affiliates (as applicable) other than the board of directors of Patterson-UTI Energy, Inc. (“Patterson-UTI”), and from the board of directors (or similar governing body) of any corporation, limited liability company or other entity in which Employer holds an equity interest and with respect to which board (or similar governing body) Employee serves as the designee or other representative of Employer or any of its affiliates (as applicable).

2.

Consideration. In consideration of Employee’s promises and obligations hereunder and provided that Employee executes and returns a copy of this Agreement (and does not revoke such acceptance pursuant to the terms set forth in Paragraph 17(h) of this Agreement) and Employee abides by his continuing obligations hereunder (including those obligations described in Paragraph 5 below), Employer will provide the consideration set forth in Section 5.2(a)(A), (B), (D) and (E) of the Employment Agreement pursuant to the terms of Section 5.2 of the Employment Agreement. For the avoidance of doubt, (i) in accordance with Section 5.2(a)(A) of the Employment Agreement, Employer shall pay Employee $7,425,000, which shall be paid over a period of three years in equal monthly installments as set forth in Exhibit A, less applicable tax withholdings, beginning on the 60th day following the Termination Date, and (ii) in accordance with Sections 5.2(a)(B), (D) and (E) of the Employment Agreement, Employer shall pay Employee a lump-sum cash payment equal to $1,464,266, less applicable tax withholdings, on the 60th day following the Termination Date.

Employee agrees Employer has not made any representations to Employee regarding the tax consequences of any sums received pursuant to this Agreement.

3.

Equity and Incentive Awards. As a result of the consummation of the transactions contemplated by the Agreement and Plan of Merger by and among Patterson-UTI, Pecos Merger Sub Inc., Pecos Second Merger Sub LLC and Employer, dated June 14, 2023 (the “Transaction”), and in consideration of Employee’s promises and obligations hereunder and provided that Employee executes and returns a copy of this Agreement (and does not revoke such acceptance pursuant to the terms set forth in Paragraph 17(h) of this Agreement) and Employee abides by his continuing obligations hereunder (including those obligations described in Paragraph 5 below), as of the Termination Date, Employee will become 100% vested in all restricted stock unit awards held by Employee and fully vested in 200% of the target level of performance-based restricted stock unit awards and performance unit awards held by Employee, in each case, and settled in accordance with the terms of the underlying award agreements, as set forth in Exhibit B.

4.

Financial Planning. Pursuant to Section 6 of the agreement between Employer and Goldman Sachs Ayco Personal Financial Management (“Ayco”), Employer will pay Ayco the equivalent of the Service Fee (as defined in such agreement) for Employee through December 31, 2024.

5.

No Consideration Unless This Agreement is Executed; Affirmations of Continuing Duties. Employee understands and agrees that Employee has no legal or contractual right to receive the consideration specified in Paragraphs 2 and 3 of this Agreement unless and until Employee: (a) timely signs and returns this Agreement as instructed in Paragraphs 17 and 20 of this Agreement; and (b) has not exercised Employee’s revocation right described in Paragraph 17(h) of this Agreement and in Appendix A. Further, in connection with Employee’s employment with Employer, Employee has been provided with Confidential Information. Employee hereby (i) expressly reaffirms the covenants set forth in Section 6 of the Employment Agreement, expressly acknowledges their validity and continuing, binding effect, and agrees to abide by them in their entirety and (ii) agrees and acknowledges that Executive’s obligations set forth in Sections 6.1, 6.2 and 6.6 of the Employment Agreement shall also apply to any parent entities or other affiliates of the Company (including, for the avoidance of doubt, Patterson-UTI Energy, Inc. and its subsidiaries). Employee further acknowledges that abiding by the terms of Section 6 of the Employment Agreement is a condition to his entitlement to the payments and benefits set forth in Paragraphs 2 and 3 above.

6.

Exclusive Consideration. Employee agrees that there are no amounts due and owing to Employee arising out of or in any way related to Employee’s employment and that Employee has received all leaves (paid and unpaid) and all wages, bonuses, and other compensation owed to Employee by any Releasee (other than the consideration referenced in Paragraphs 2 and 3 of this Agreement and, to the extent not already paid as of the date Employee signs this Agreement, the Accrued Benefits (as defined in the Employment Agreement)). Employee agrees that the consideration provided for in Paragraphs 2 and 3 of this Agreement is separate and apart from any wages, earnings, bonuses, or other compensation and is provided solely and exclusively under the terms of the Employment Agreement, Employer’s Equity and Incentive Award Plan (the “EIAP”), Employee’s award agreements under the EIAP and this Agreement.

7.

General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its parent company(ies) (including, for the avoidance of doubt, Patterson-UTI), affiliates, subsidiaries, divisions, predecessor companies, successors and assigns, and each of the foregoing entities’ respective current and former employees, attorneys, shareholders, members, managers, partners, officers, directors and agents, representatives, insurers, administrators, and other affiliated persons (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, liabilities, costs, expenses, judgments, attorneys’ fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, that Employee (and/or Employee’s heirs, executors, or estate administrators or anyone purporting to claim on behalf of or through Employee) has or may have against Releasees relating in any way to Employee’s employment with Employer or the termination thereof prior to and including the date that Employee signs this Agreement. This waiver and release includes, but is not limited to, liability by the Releasees based on (all, as amended) Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; 42 U.S.C. § 1981; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Health Insurance Portability and Accountability Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Equal Pay Act; the Uniformed Services Employment and Re-employment Act of 1994; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; claims arising under the Texas Commission on Human Rights Act; Texas Payday Act; Chapters 21 and 451 of the Texas Labor Code; any federal, state or local statute, law, ordinance or regulation; any and all oral or written contract rights; any and all actions based on fraud, misrepresentation or breach of duty; any and all causes of action under the common law, including but not limited to, breach of contract, tort, or personal injury of any sort, whether in equity or at common law, including claims for negligence on the part of any of the Releasees and any other claims, including without limitation those related to or arising out of his employment or the separation of his employment with Employer, in each case, prior to and including the date of execution of this Agreement. This release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration received by Employee pursuant to this Agreement, any and all potential claims of this nature that may have against the Releasees, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OR ANY OF THE RELEASEES.

This release is intended to be a general release, and excludes only those claims that Employee cannot release as a matter of law under any statute or common law. In no event shall the released claims include (i) any claim that arises after the date that Employee signs this Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA, Employer’s EIAP, or the applicable award agreements under the EIAP; (iii) any claim for breach of, or otherwise arising out of, this Agreement; (iv) any claim for indemnification, advancement of expenses or directors’ and officers’ liability insurance coverage under any indemnification agreement with Employer (including the Indemnification Agreement between Employee and Employer, dated as of August 6, 2018) or Employer’s governing documents under applicable state law; or (v) any claims that arise by virtue of Employee’s service on the board of directors of Patterson-UTI (including those with regard to director compensation or indemnification, advancement and D&O insurance). Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Employee and Employer further agree that nothing in this Agreement (i) limits Employee’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief from a Releasee as a result of such EEOC or comparable federal, state or local agency proceeding or subsequent actions; (ii) limits Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to Employer; or (iii) limits Employee’s right to receive an award for information provided to any Government Agencies. Nothing herein shall prevent Employee from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Employee has reason to believe is unlawful.

8.

Representations About Claims. By signing below, Employee affirms that Employee has not filed, nor has Employee caused to be filed, nor is Employee presently a party to any claim, complaint, or action against Releasees in any forum. By way of further affirmation, Employee is not aware of any facts that would support the filing of a claim, charge or other proceeding against any of the Releasees.

9.

Non-Admission. Employee agrees that this Agreement is not an admission of wrongdoing by Employer or the Releasees, and the act of offering this Agreement will not be used as evidence of any liability or unlawful conduct of any kind.

10.

Governing Law. This Agreement will be governed by and construed in accordance with the laws of Texas, without regard to any choice of law provisions thereof. The parties acknowledge and agree that any claims, disputes or controversies between the parties relating to or arising out of this Agreement will be resolved in accordance with Section 8.8(b) of the Employment Agreement, which is incorporated into this Agreement by reference.

11.	Amendment. This Agreement may not be modified, altered or changed except in writing, specifically titled or referred to as a modification of this Agreement, and signed by the Parties.

12.

Entire Agreement. This Agreement, including provisions of the Employment Agreement incorporated herein by reference, and the equity and incentive award agreements underlying the outstanding equity and incentive awards as set forth on Exhibit B, constitutes the entire understanding between the Parties, and except as set forth herein, supersedes any and all prior agreements or understandings between the Parties with respect to the subject matter hereof.

13.

Assignment. Employee understands and agrees that only Employer has the right to assign this Agreement. This Agreement inures to the benefit of the successors and assigns of Employer, which are intended third party beneficiaries of this Agreement. Each Releasee that is not a signatory hereto is an intended third-party beneficiary of Employee’s representations, covenants and release herein.

14.

Severability. If any term, provision, or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, that determination is to be limited to the narrowest possible scope to preserve the enforceability of the remaining portions of the term, provision, or paragraph, and that determination does not affect all remaining terms, provisions, and paragraphs of the Agreement, which are to continue to be given full force and effect.

15.

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. Facsimile transmission of signatures on this Agreement will be deemed to be original signatures and will be acceptable to the Parties for all purposes. In addition, transmission by electronic mail of a PDF document created from the originally signed document will be acceptable to the Parties for all purposes.

16.

Return of Employer Property. Employee represents that Employee has complied with, and will continue to comply with, Employee’s obligations in Section 6.5 of the Employment Agreement and, without limiting the foregoing, agrees to return all property belonging to Employer including, but not limited to, electronic devices, computer hardware or software, files, papers, memoranda, correspondence, notebooks, reports, computer programs, customer lists, financial data, business plans, tape recordings and pictures. Employee further agrees that Employee is not retaining any information that Employer may deem confidential, such as information concerning Employer’s trade secrets, products, services, pricing, margins, suppliers, methods, processes, techniques, finances, administration, operations, salary and other confidential employee information, key customer contacts and their profiles and customer financial information.

17.

Older Workers’ Benefit Protection Act; Advice of Counsel; Revocation Period. THIS AGREEMENT SPECIFICALLY WAIVES ALL OF EMPLOYEE’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED BY THE OLDER WORKERS’ BENEFIT PROTECTION ACT. In connection with this waiver, Employee understands and agrees that:

a.

Employee is, through this Agreement, releasing Releasees from any and all claims Employee may have against Releasees, relating to Employee’s employment and separation, including claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et. seq.) and the Older Workers’ Benefit Protection Act, in exchange for consideration that is in addition to anything of value to which Employee is already entitled.

b.

Employee has had ample opportunity to consult with an attorney prior to executing this Agreement. Employer hereby advises Employee and encourages Employee to consult with an attorney prior to signing this Agreement.

c.

Employee has carefully read and fully understands all of the provisions and effects of this Agreement and Employee knowingly and voluntarily (of Employee’s own free will) entered into all of the terms set forth in this Agreement.

d.	Employee knowingly and voluntarily intends to be legally bound by all of the terms set forth in this Agreement.

e.	Employee relied solely and completely upon Employee’s own judgment or the advice of an attorney in entering into this Agreement.

f.	Employee further understands that Employee has been given at least forty-five days to consider the terms of this Agreement before signing it.

g.

If Employee signs this Agreement prior to the end of the forty-five day time period referenced in this Agreement and in Appendix A, Employee certifies that, in accordance with 29 CFR §1625.22(e)(6), Employee knowingly and voluntarily decided to sign the Agreement after considering it less than forty-five days and the decision to do so was not induced by Releasees through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the forty-five day time period. Employee has not been asked by Releasees to shorten the time-period for consideration of whether to sign this Agreement. If Employee decides to sign this Agreement prior to the end of the forty-five day time period, Releasees will not provide different terms to Employee as a result of this decision. Employee understands that if Employee waives some portion of the forty-five day time period, Releasees may expedite the processing of benefits provided to Employee in exchange for signing this Agreement.

h.

Employee understands that Employee may change Employee’s mind and revoke this Agreement at any time within seven (7) days after Employee signs it and returns it to Employer. In order to revoke this Agreement, Employee must timely send the following statement addressed to Office of the General Counsel, 10713 W. Sam Houston Parkway North, Suite 800, Houston, Texas 77064: “I hereby revoke my acceptance of the Separation Agreement and General Release of Claims.” Employee understands that this Agreement shall not become effective or enforceable until after the seven-day revocation period has expired without Employee exercising Employee’s revocation right.

i.

Employee understands that following the seven-day revocation period, this Agreement will be final and binding. Employee promises that Employee will not pursue any claim that has been released in this Agreement. If Employee breaks this promise, Employee agrees to pay all of Releasees’ costs and expenses (including reasonable attorney’s fees) related to the defense of any claims.

18.

Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any other deductions consented to or lawfully directed in writing by Employee.

19.

Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Any obligations under this Agreement that arise in connection with Employee’s “termination of employment,” “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h). For the avoidance of doubt, despite Employee’s continued service as a non-employee director of Patterson-UTI following the Termination Date, the Parties acknowledge and agree that in accordance with Section 409A services provided as a director are not taken into account in determining whether a service provider who provides services as both an employee and a non-employee director experiences a separation from service and therefore Employee experienced a separation from service for purposes of Section 409A as of the Termination Date. Notwithstanding any other provision of this Agreement, if, at the time of the termination of Employee’s employment, Employee is a “specified employee,” as defined in Section 409A, and any payments upon such termination under this Agreement will result in additional tax or interest to Employee under Section 409A, he will not be entitled to receive such payments until the date which is the earlier of (i) six months and one day after such separation from service and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Paragraph 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or provided to Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein (or in the Employment Agreement to the extent provided for thereunder). In addition, if any provision of this Agreement would subject Employee to any additional tax or interest under Section 409A, then Employer shall, after consulting with and receiving the approval of Employee, reform such provision in a manner intended to avoid the incurrence by Employee of any such additional tax or interest; provided that Employer shall maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting Employee to such additional tax or interest.

20.	Effective Date and Return of Signed Agreement. Employee must return the signed and dated Agreement within the required timeframe to:

Diana Dotolo

Senior Vice President – Human Resources

Patterson-UTI Management Services, LLC

10713 W. Sam Houston Parkway North, Suite 800

Houston, Texas 77064

The Effective Date of this Agreement shall be the eighth (8th) day after the date Employee signs this Agreement, provided Employee does not revoke Employee’s acceptance within the seven (7) day revocation period.

[Signature Page Follows]

IN WITNESS WHEREOF, Employee and Employer each have caused this Agreement to be executed as of the dates set forth opposite their names below and effective for all purposes as provided above.

EMPLOYEE: ROBERT DRUMMOND

/s/ Robert Drummond
Date: September 1, 2023

Robert Drummond
Printed Name

EMPLOYER: NEXTIER OILFIELD SOLUTIONS INC.

/s/ Andrew Smith	Date: September 1, 2023
By: C. Andrew Smith
Title: Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS